Exhibit 10.4
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”), dated as of November 19, 2009, is hereby made by and between Wyndham Worldwide Corporation, a Delaware corporation (the “Company”), and Franz S. Hanning (the “Executive”).
     WHEREAS, the Company and the Executive were parties to the Employment Agreement, dated and effective as of August 1, 2006, by and between the Company and the Executive, as amended pursuant to that certain Amendment No. 1 to Employment Agreement, dated as of December 31, 2008, by and between the Company and the Executive (collectively, the “Prior Agreement”); and
     WHEREAS, the Company desires to employ the Executive as a full-time employee of the Company and the Executive desires to serve the Company in such capacity, in accordance with the terms and conditions of this Agreement.
     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
SECTION I
EFFECTIVENESS
     This Agreement shall be deemed effective and enforceable by the parties hereto as of the Effective Date (as defined below) and the Prior Agreement shall be deemed to have terminated and to be of no further force or effect as of the Effective Date.
SECTION II
EMPLOYMENT; POSITION AND RESPONSIBILITIES
     During the Period of Employment (as defined below) the Company agrees to employ the Executive and the Executive agrees to be employed by the Company.
     During the Period of Employment, the Executive will serve as a full-time employee of the Company and of the Company’s vacation ownership business (“WVO”) in the capacity of Chief Executive Officer of WVO, and will report directly to, and serve at the discretion of, the Chief Executive Officer of the Company (the “CEO”).
     The Executive will, during the Period of Employment, devote substantially all of his time and attention during normal business hours to the performance of services for the Company, or as otherwise reasonably directed by the CEO from time to time. The Executive will maintain a primary office and conduct his business in Orlando, Florida, except for normal and reasonable business travel in connection with his duties hereunder.

SECTION III
PERIOD OF EMPLOYMENT
     The period of the Executive’s employment under this Agreement (the “Period of Employment”), began on August 1, 2009 (the “Effective Date”) and shall end on the second anniversary of the Effective Date, subject to earlier termination as provided in this Agreement. No later than 180 days prior to the expiration of the Period of Employment, the Company and the Executive will commence a good faith negotiation regarding extending the Period of Employment; provided, that neither party hereto shall have any obligation hereunder or otherwise to consummate any such extension or any new agreement relating to the Executive’s employment with the Company. For the avoidance of doubt, the Executive shall not be entitled to payments pursuant to Section VII of this Agreement by reason of the Company electing to not enter into a new agreement with the Executive following the Period of Employment.
SECTION IV
COMPENSATION AND BENEFITS
A. Compensation.
     For services rendered by the Executive pursuant to this Agreement during the Period of Employment, the Company will pay the Executive base salary at an annual rate equal to six hundred six thousand dollars ($606,000) or such greater amount as may be determined from time to time by the Company in its sole discretion (the “Base Salary”). The Base Salary shall be payable according to the customary payroll practices of the Company.
B. Annual Incentive Awards.
     In addition, the Executive will be eligible to receive an annual incentive compensation award in respect of each fiscal year of the Company during the Period of Employment targeted to equal $660,000, subject to the terms and conditions of the annual bonus plan covering employees of the Company, and further subject to such performance goals, criteria or targets reasonably determined by the Company in its sole discretion in respect of each such fiscal year (each such annual bonus, an “Incentive Compensation Award”). As the Incentive Compensation Award is subject to the attainment of performance criteria, it may be paid, to the extent earned or not earned, at below-target levels, and above target levels (not to exceed 125% of target level). The Incentive Compensation Award shall be paid to the Executive at such time as shall be determined by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), but in no event later than the last day of the calendar year following the calendar year with respect to which the performance targets relate.
C. Employee Benefits.
     During the Period of Employment, the Company will provide the Executive with employee benefits generally offered to all eligible full-time employees of WVO, and with perquisites generally offered to similarly situated officers of the Company, subject to the terms of the applicable employee benefit plans or policies of WVO and/or the Company.

     Following the Effective Date, subject to the Company retaining ownership or access to private aircraft, and subject to availability, the Executive will receive access to such aircraft for such business use. The use of such aircraft will at all times be subject to applicable Company policies and Internal Revenue Code regulations. In the event the Company’s owned or accessible private aircraft is not available for the Executive’s business use, or in the event the Company no longer owns or has access to a private aircraft, the Company will charter a private aircraft.
     During the Period of Employment, the Company shall continue to provide the Executive with life insurance benefits in such manner no less favorable than the arrangement in effect prior to the Effective Date.
D. Expenses.
     During the Period of Employment, the Company will reimburse the Executive for reasonable business expenses incurred and timely submitted in accordance with any applicable policy of the Company. The Company shall reimburse all taxable business expenses to the Executive promptly following submission but in no event later than the last day of the Executive’s taxable year following the taxable year in which the expenses are incurred.
E. Annual Long Term Incentive Awards.
     The Executive shall be eligible for long term incentive awards as determined by the Committee, and the Executive will participate in such grants at a target compensation level commensurate with his position as a senior executive officer of the Company. For purposes of this Agreement, awards described in this paragraph are referred to as “Long Term Incentive Awards.” Any Long Term Incentive Awards shall vest as determined by the Committee, including with respect to any performance-based conditions applicable to vesting, in its sole and absolute discretion, and shall be subject to the terms and conditions of the Company’s 2006 Equity and Incentive Plan (Amended and Restated as of May 12, 2009) (the “Equity Plan”), a copy of which is publicly available as an exhibit to the Company’s periodic filings with the Securities and Exchange Commission, and the applicable agreement evidencing such award as determined by the Committee.
SECTION V
DISABILITY
     If the Executive becomes Disabled (as defined below) during the Period of Employment, the Period of Employment may be terminated at the option of the Executive upon notice of resignation to the Company, or at the option of the Company upon notice of termination to the Executive. The Company’s obligation to make payments to the Executive under this Agreement will cease as of such date of termination, except for earned but unpaid Base Salary, any earned but unpaid Incentive Compensation Awards (for prior year, if applicable) and a pro rata Incentive Compensation Award, if any, in respect of the year in which such termination occurs (pro rata at target level based upon number of days worked during such year). For purposes of this Agreement, “Disabled” shall have the meaning set forth under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this Section V, Base Salary shall be paid in accordance with the terms set forth in Section IV-A, and any Incentive

Compensation Award shall be paid in accordance with the terms set forth in Section IV-B.
SECTION VI
DEATH
     In the event of the death of the Executive during the Period of Employment, the Period of Employment will end and the Company’s obligation to make payments under this Agreement will cease as of the date of death, except for earned but unpaid Base Salary, any earned but unpaid Incentive Compensation Awards (for prior year, if applicable) and a pro rata Incentive Compensation Award in respect of the year in which his death occurs (pro rata at target level based upon number of days worked during such year), if any, which will be paid to the Executive’s surviving spouse, estate or personal representative, as applicable. For purposes of this Section VI, Base Salary shall be paid in accordance with the terms set forth in Section IV-A, and any Incentive Compensation Award shall be paid in accordance with the terms set forth in Section IV-B.
SECTION VII
EFFECT OF TERMINATION OF EMPLOYMENT
     A. Without Cause Termination and Constructive Discharge. If the Executive’s employment terminates during the Period of Employment due to either a Without Cause Termination or a Constructive Discharge (each as defined below), the Company shall pay or provide the Executive, as applicable (or his surviving spouse, estate or personal representative, as applicable), subject to Section XVIII:
          i. an amount equal to 200% multiplied by the sum of (x) the Executive’s then current Base Salary, plus (y) an amount equal to the highest Incentive Compensation Award paid to the Executive with respect to the three fiscal years of the Company immediately preceding the fiscal year in which Executive’s termination of employment occurs, but in no event shall the amount set forth in this subsection (y) exceed $660,000;
          ii. accelerated vesting for any outstanding equity awards, including, but not limited to, restricted stock units, stock appreciation rights and options, held by the Executive that would have otherwise vested within one year following the Executive’s termination of employment, such that any such outstanding equity awards shall be deemed vested as of the Executive’s termination of employment;
          iii. a two year post-termination exercise period (but in no event beyond the original expiration date) for all vested and outstanding stock appreciation rights and options held by the Executive on the date of termination; and
          iv. any of the following amounts that are earned but unpaid through the date of such termination: (x) Incentive Compensation Award for a prior fiscal year and (y) Base Salary.
Except for indemnification rights under Section XIII, and except for any accrued and vested employee pension benefits, the Company will have no further obligations to the Executive hereunder.
     B. Termination for Cause; Resignation. If the Executive’s employment terminates due to a Termination for Cause or a Resignation, Base Salary and any Incentive Compensation Awards earned but unpaid as of the date of such termination will be paid to the Executive in a lump sum. Except as provided in this paragraph, the Company will have no further obligations to the Executive hereunder.
     C. For purposes of this Agreement, the following terms have the following meanings:
          i. “Termination for Cause” means (i) the Executive’s willful failure to substantially perform his duties as an employee of the Company or any of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness) or material breach of the Company’s Code of Conduct, (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any of its subsidiaries, (iii) the Executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal), (iv) the Executive’s clear and apparent gross negligence in the performance of his duties hereunder or (v) the Executive makes (or has been found to have made) a false certification to the Company pertaining to its financial statements.
          ii. “Constructive Discharge” means (i) any material failure of the Company to fulfill its obligations under this Agreement (including without limitation any reduction of the Base Salary or other compensation opportunities set forth in this Agreement, as the same may be increased during the Period of Employment, or other material element of compensation), (ii) a material reduction in the Executive’s duties, authority, title or responsibilities, (iii) the Executive no longer reports directly to the Chief Executive Officer of the Company or Stephen P. Holmes is no longer the Chief Executive Officer of the Company, (iv) the Executive’s primary business office is moved without his consent to a location more than 50 miles from his then current primary business office or (v) in connection with a transaction described in Section X below, failure of the acquiring company for any reason to assume this Agreement. The Executive will provide the Company a written notice which describes the circumstances being relied on for such termination with respect to this Agreement within thirty (30) days after the event giving rise to the notice. The Company will have thirty (30) days after receipt of such notice to remedy the situation prior to the termination for Constructive Discharge.
          iii. “Without Cause Termination” or “Terminated Without Cause” means termination of the Executive’s employment by the Company other than due to death, Disability, or Termination for Cause.
          iv. “Resignation” means a termination of the Executive’s employment by the Executive, other than in connection with a Constructive Discharge.
     D. Conditions to Payment and Acceleration. In the event of a termination under this Section VII, (i) any earned but unpaid Base Salary as of the date of such termination shall be paid in accordance with Section IV-A and (ii) any earned but unpaid Incentive Compensation Award as of the date of such termination shall be paid in accordance with Section IV-B. All payments due to the Executive under Sections VII-A(i) or VIII-C(iv) shall be made to the Executive in a lump sum no later than the 60th day following the date of termination; provided however, that such payment shall be subject to, and contingent upon, the execution by the Executive (or his beneficiary or estate) of a release of claims against the Company and its affiliates in such reasonable form determined by the Company in its sole discretion, but in a form consistent with the terms and conditions of this Agreement. In the event that the Company fails to deliver all payments and benefits owing to the Executive as determined by the terms and conditions of this Agreement, then any such release of claims shall become null and void and of no further effect regardless of any term or condition otherwise set forth in any release document that attempts to conflict with this language. The payments due to the Executive under this Section VII shall be in lieu of any other severance benefits otherwise payable to the Executive under any severance plan of the Company or its affiliates. This Section VII-D shall survive any termination of this Agreement until all payments and benefits owing to the Executive are delivered by Company in full.
SECTION VIII
OTHER DUTIES OF THE EXECUTIVE
DURING AND AFTER THE PERIOD OF EMPLOYMENT
     A. The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and fully cooperate with the Company and its affiliates as may be reasonably requested in connection with any claims or legal action in which the Company or any of its affiliates is or may become a party, and the Company shall reimburse the Executive for any expenses incurred by the Executive in connection therewith.
     B. The Executive recognizes and acknowledges that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; members; acquisition candidates; financial condition; clients; customers or other relationships of the Company or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of the Company or any of its affiliates. Access to and knowledge of certain of the Information is essential to the performance of the Executive’s duties under this Agreement. The Executive will not during the Period of Employment or thereafter, except to the extent reasonably necessary in performance of his duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. The Executive will not make use of the Information for his own purposes or for the benefit of any person or organization other than the Company or any of its affiliates. The Executive will also use his best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of the Company or its affiliates, whether made by the Executive or otherwise coming into his possession, are confidential and will remain the property of the Company or its affiliates.
     C.

          i. During the Period of Employment and for a two (2) year period following the earlier to occur of the termination or expiration of the Period of Employment (as may be extended from time to time) and the Executive’s termination of employment with the Company and its subsidiaries for any reason (the “Restricted Period”), irrespective of the cause, manner or time of any termination or expiration, the Executive will not, without the express written consent of the Board, affirmatively use his status with the Company or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company or any of its affiliates (but excluding favorable terms applicable to Executive as a favored customer of any vendors which he may have developed during his tenure with the Company, including while traveling on Company business).
          ii. During the Restricted Period, the Executive will not make any statements intended to or which may have the effect of advancing the interest of any existing or prospective competitors of the Company or any of its affiliates or in any way injuring the interests of the Company or any of its affiliates.
          iii. During the Period of Employment and for a two (2) year period following the earlier to occur of the termination or expiration of the Period of Employment (as may be extended from time to time) and the Executive’s termination of employment with the Company and its subsidiaries for any reason other than a Good Faith Expiration (as defined below), irrespective of the cause, manner or time of any termination or expiration, the Executive, without prior express written approval by the Board, will not engage in, or directly or indirectly (whether for compensation or otherwise) own or hold proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any party which competes in any way or manner with the business of the Company or any of its affiliates, as such business or businesses may be conducted from time to time, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate, or otherwise. The Executive acknowledges that the Company’s businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence will operate throughout the United States and the world. The obligations of the Executive under this Section VIII-C(iii) shall be referred to in this Agreement as the “Noncompetition Obligations”.
          iv. If the Executive’s employment terminates due the expiration of the Period of Employment and the Executive has complied with his obligations under this Agreement, including, without limitation, Section III above at all times prior to such expiration (a “Good Faith Expiration”), then the Company shall have the right (but not the obligation) to subject the Executive to the Noncompetition Obligations for one year following the Good Faith Expiration by providing written notice thereof to the Executive within thirty (30) days following such Good Faith Expiration and paying the Executive an amount equal to the sum of (x) the Executive’s then current Base Salary, plus (y) an amount equal to the highest Incentive Compensation Award paid to the Executive with respect to the three fiscal years of the Company immediately preceding the fiscal year in which Executive’s termination of employment occurs, but in no event shall the amount set forth in this subsection (y) exceed $660,000. If the Company does not exercise its rights under this Section VIII-C(iv), then the Executive shall not be subject to the Noncompetition Obligations following the Good Faith Expiration. For the avoidance of doubt, regardless of the post-employment period during which the Executive is subject to the Noncompetition Obligations under this Section VIII-C(iv), if any, the Executive acknowledges and agrees that he shall be subject to the Noncompetition Obligations during his employment with the Company.
          v. During the Restricted Period, the Executive, without express prior written approval from the Board, will not solicit any members or the then-current clients of the Company or any of its affiliates for any existing business of the Company or any of its affiliates or discuss with any employee of the Company or any of its affiliates information or operation of any business intended to compete with the Company or any of its affiliates.
          vi. During the Restricted Period, the Executive will not, without the express prior written consent of the Company (which may be withheld in the Company’s sole and absolute discretion), directly or indirectly employ, hire as an independent contractor, actively solicit or endeavor to entice away any employee or independent contractor of the Company or any of its subsidiaries or affiliates. During the Restricted Period, the Executive will not interfere with the employees or affairs of the Company or any of its subsidiaries or affiliates. The Executive hereby represents and warrants that the Executive has not entered into any agreement, understanding or arrangement with any employee of the Company or any of its subsidiaries or affiliates pertaining to any business in which the Executive has participated or plans to participate, or to the employment, engagement or compensation of any such employee.
     D. The Executive hereby acknowledges that damages at law may be an insufficient remedy to the Company if the Executive violates the terms of this Agreement and that the Company will be entitled, upon making the requisite showing, to preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section VIII without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy. Such right to an injunction will be in addition to, and not in limitation of, any other rights or remedies the Company may have. Without limiting the generality of the foregoing, neither party will oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section VIII.
     E. The period of time during which the provisions of this Section VIII will be in effect will be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
     F. The Executive agrees that the restrictions contained in this Section VIII are an essential element of the compensation the Executive is granted hereunder and but for the Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement.
SECTION IX
EFFECT OF PRIOR AGREEMENTS
     Upon the Effective Date, this Agreement shall be deemed to have superseded and replaced each prior employment or consultant agreement between the Company (and/or its affiliates, including without limitation, Cendant, Fairfield Resorts, and their respective predecessors) and the Executive, including, without limitation, the Prior Agreement.
SECTION X
CONSOLIDATION, MERGER OR SALE OF ASSETS
     Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation.
SECTION XI
MODIFICATION
     This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.
SECTION XII
REPRESENTATIONS
     The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.
SECTION XIII
INDEMNIFICATION AND MITIGATION
     The Company will indemnify the Executive (including after the termination of his employment) to the fullest extent permitted under the Certificate of Incorporation and By-Laws of the Company. The Executive will not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor will the amount of any such payment be reduced by any compensation earned by the Executive as the result of employment by another employer after the date the Executive’s employment hereunder terminates.

SECTION XIV
GOVERNING LAW
     This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement will be governed by the internal laws of that state.
SECTION XV
ARBITRATION
     A. Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section VIII for which the Company may, but will not be required to, seek injunctive relief) will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New York, New York, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided. After the aforesaid twenty (20) days, either party, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.
     B. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.
     C. The legal fees and expenses of the party prevailing in such arbitration (up to a maximum of $118,000), and the fees and expenses of the arbitrator shall be paid by the non-prevailing parties. In the event that neither party prevails, the fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney.
     D. The parties agree that this Section XV has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section XV will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.
     E. The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

SECTION XVI
SURVIVAL
     Sections VIII, IX, X, XI, XIII, XIV, XV and XVI will continue in full force in accordance with their respective terms notwithstanding any termination of the Period of Employment.
SECTION XVII
SEPARABILITY
     All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.
Section XVIII
SECTION 409A OF THE CODE
     A. Section 409A. Although the Company does not guarantee to the Executive any particular tax treatment relating to the payments and benefits under this Agreement, it is intended that such payments and benefits be exempt from, or comply with, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
     B. Separation From Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.
     C. Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
     D. Specified Employee. If the Executive is deemed on the date of termination of employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:
          i. With regard to any payment, the providing of any benefit or any distribution of equity that constitutes “deferred compensation” subject to Code Section 409A, payable upon separation from service, such payment, benefit or distribution shall not be made or provided prior to the earlier of (x) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (y) the date of the Executive’s death; and
          ii. On the first day of the seventh month following the date of the Executive’s Separation from Service or, if earlier, on the date of death, (x) all payments delayed pursuant to this Section XVIII shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified for them herein and (y) all distributions of equity delayed pursuant to this Section XVIII shall be made to the Executive.
Section XIX
RABBI TRUST
     A. In the event the Executive is deemed to be a “specified employee” under Section XVIII of this Agreement, then with regard to any payment subject to Code Section 409A, payable upon Separation from Service, that is to be paid to the Executive no earlier than the expiration of the six-month period or the date of the Executive’s death (the “Payment”), the Company shall deposit the Payment, to the extent permitted by Code Section 409A, in a Rabbi Trust on the date the Payment would have been made to the Executive, if at the time such Payment would have been made to the Executive, the Company maintains a plan or arrangement under which deferred compensation is deposited in a Rabbi Trust, which has been established prior to or on the date the Payment would have been made.
     B. The Company shall have the right to establish value measurement objectives with respect to the Payment and the Payment shall be subject to the deemed earnings and losses relating to such objectives.
     C. The Payment in the Rabbi Trust will at all times be considered the general assets of the Company subject to the Company’s general creditors.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

WYNDHAM WORLDWIDE CORPORATION
By:	/s/ Stephen P. Holmes
Stephen P. Holmes
Chief Executive Officer

/s/ Franz S. Hanning
Franz S. Hanning